Kesselman & Kesselman Certified Public Accountants (Isr.) Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

Exhibit 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-117054; No. 333-100804 and No. 333-54632) of MIND C.T.I. Ltd. of our report dated March 9, 2009 relating to the consolidated financial statements, which appear in this Form 6-K.

/s/Kesselman & Kesselman
Tel Aviv, Israel	Kesselman & Kesselman
May 20, 2010	Certified Public Accountants (Isr.)

Kesselman & Kesselman is a member of PricewaterhouseCoopers International Limited, a company limited by guarantee registered in England and Wales.